                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             SierraCities.Com Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             SIERRACITIES.COM INC.
                               600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2000

To the Stockholders of
SIERRACITIES.COM INC.

     The Annual Meeting of Stockholders (the "Annual Meeting") of
SierraCities.com Inc., formerly First Sierra Financial, Inc., a Delaware corporation (the "Company"), will be held at the Chase Center Auditorium at 601 Travis Street, Houston, Texas on May 9, 2000 at 9:30 A.M. Central Daylight Time, for the following purposes:

          1. To elect two Class III directors; and

          2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 15, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ ALAN L. LANGUS

                                            Alan L. Langus
                                            Corporate Secretary, Executive Vice
                                            President and General Counsel

April 7, 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED (WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES). A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             SIERRACITIES.COM INC.
                               600 TRAVIS STREET
                                   SUITE 7050
                              HOUSTON, TEXAS 77002

                             ---------------------

                                PROXY STATEMENT
                                      FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2000

                             ---------------------

     This Proxy Statement is being mailed to stockholders on or about April 7, 2000 and is furnished in connection with the solicitation by the Board of Directors of SierraCities.com Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on May 9, 2000 (the "Annual Meeting") for the purpose of considering and acting upon the following proposals:

          1. To elect two Class III directors; and

          2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Corporate Secretary of the Company.

     A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, approval requires the affirmative vote of a plurality of the shares entitled to vote and represented in person or by proxy at this meeting. With respect to any other proposal which may be submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

     Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

     The Annual Report to Stockholders for fiscal year 1999 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Corporate Secretary of the Company.

     As of March 15, 2000, the Company had outstanding 19,047,960 shares of Common Stock ("Common Stock") and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                        SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 15, 2000 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power with respect to the shares listed opposite such person's name. The address of Redstone Group, Ltd., Redstone, Inc. and Messrs. Shindeldecker and Solomon is 109 North Post Oak Lane, Suite 200, Houston, Texas 77024. Except as otherwise indicated, the address of all other named individuals is c/o SierraCities.com Inc., 600 Travis Street, Suite 7050, Houston, Texas 77002.

                                                                  NUMBER OF
                                                              BENEFICIALLY-OWNED     PERCENT
                                                                    SHARES         OF CLASS(1)
                                                              ------------------   -----------
Thomas J. Depping...........................................      1,908,415(2)         9.9%
Redstone Group, Ltd.(3).....................................      1,183,151            6.2%
David L. Solomon............................................      1,868,131(4)         9.8%
David C. Shindeldecker......................................      1,323,149(4)         6.9%
Sandy B. Ho.................................................        309,577(5)         1.6%
Richard J. Campo............................................        113,161(6)            *
Norman J. Metcalfe..........................................         54,761(6)            *
Michael A. Sabel............................................        219,484(7)         1.1%
Robert Ted Enloe, III.......................................          7,083(8)            *
Brian E. McManus............................................          7,083(8)            *
E. Roger Gebhart............................................         24,650(9)            *
David L. Pederson...........................................          9,100(10)           *
Portfolio LL Investors, L.P.(11)............................      1,729,100            9.1%
Ontario Teachers' Pension Plan Board(12)....................      1,070,779            5.6%
All directors and executive officers as a group (12
  persons)..................................................      6,112,368(13)      31.04%

---------------

  *  Less than one percent

 (1) The applicable percentage of ownership is based upon 19,047,960 shares of Common Stock outstanding as of March 15, 2000.

 (2) Includes 235,015 shares issuable pursuant to options exercisable within sixty days and 1,595,800 shares held of record by the Depping 1999 Investment Limited Partnership.

 (3) According to an amended Schedule 13G filed as of February 14, 2000, Redstone Group Ltd. ("Redstone") is a Texas limited partnership, of which Redstone, Inc., a Texas corporation ("Redstone, Inc."), is the general partner.

 (4) Includes 55,131 shares issuable pursuant to options exercisable within sixty days and 1,183,151 shares which are owned of record by Redstone. Messrs. Shindeldecker and Solomon are Co-Chief Executive Officers of Redstone, Inc., the general partner of Redstone.

 (5) Includes 63,577 shares issuable pursuant to options exercisable within sixty days.

 (6) Includes 16,761 shares issuable pursuant to options exercisable within sixty days.

 (7) Includes 139,484 shares issuable pursuant to options exercisable within sixty days.

 (8) Consists entirely of shares issuable pursuant to options exercisable within sixty days.

 (9) Includes 15,000 shares issuable pursuant to options exercisable within sixty days.

(10) Includes 9,000 shares issuable pursuant to options exercisable within sixty days.

(11) According to an amended Schedule 13G filed as of October 27, 1999, Portfolio LL Investors, L.P. ("PLL") is a Delaware limited partnership. The address of PLL is 201 Main Street, Suite 3200, Fort Worth, Texas 76102.

(12) According to an amended Schedule 13D filed as of January 28, 2000, Ontario Teachers' Pension Plan Board ("OTP") is an Ontario, Canada corporation. The address of OTP is 5650 Yonge Street, 5th Floor, Toronto, Ontario M2M 4H5, Canada.

(13) Includes 641,026 shares issuable pursuant to options exercisable within sixty days.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. There are currently seven members of the Company's Board of Directors.

     At the Annual Meeting, two Class III directors are to be elected to serve until the Company's annual meeting in 2003 and the five remaining directors will continue to serve in accordance with their prior election or appointment.

     It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, who are members of the present Board of Directors. It is expected that the nominees will serve, but if they decline or are unable to serve for any unforeseen cause the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

     The Board of Directors recommends a vote FOR each of the Class III nominees.

NOMINEE AND CONTINUING DIRECTORS

     The following table sets forth certain information with respect to the nominees and the continuing directors:

     NAME, AGE AND YEAR
   FIRST ELECTED DIRECTOR               PRINCIPAL OCCUPATION AND OTHER INFORMATION
   ----------------------               ------------------------------------------
                CLASS III NOMINEES FOR ELECTION WITH TERMS EXPIRING IN 2003
Thomas J. Depping              Mr. Depping has served as Chairman of the Board, President
  Age 41 1994                  and Chief Executive Officer of the Company since its
                               inception in June 1994. Mr. Depping has over 17 years of
                               experience in the financial services industry, including 11 years with SunAmerica Financial Resources and its
                               predecessor company (which was acquired by SunAmerica, Inc.
                               in 1991). From 1991 to May 1994, Mr. Depping served as
                               President of SunAmerica Financial Resources, the equipment leasing and financial division of SunAmerica, Inc.
David L. Solomon               Mr. Solomon has served as Chairman and Co-Chief Executive
  Age 46 1994                  Officer of Redstone, Inc., general partner of Redstone
                               Group, Ltd. ("Redstone"), since 1996. Redstone is an
                               investment company with investments and operations in
                               hotels, restaurants and real estate. Mr. Solomon has also
                               served as an executive officer and director of numerous
                               entities that are affiliated with Redstone and/or its
                               predecessor entities since 1989. Mr. Solomon was a Senior
                               Vice President with Paine Webber from August 1994 through
                               October 1998. Mr. Solomon serves on the Board of Directors of TeleServe, Inc., an affiliate of Camden Property Trust.

     NAME, AGE AND YEAR
   FIRST ELECTED DIRECTOR               PRINCIPAL OCCUPATION AND OTHER INFORMATION
   ----------------------               ------------------------------------------
                      CLASS II DIRECTORS WITH TERMS EXPIRING IN 2002
Robert Ted Enloe, III          Mr. Enloe has served as Managing General Partner of Balquita
  Age 61 1998                  Partners, Ltd., a real estate and securities investment
                               partnership, since 1996. From April 18, 1999 through July
                               31, 1999, he served as Interim CEO of Compaq Computer
                               Corporation ("Compaq"), a manufacturer of personal computers and servers. From 1975 to 1986, he served as President, and from 1992 to 1996 as Chief Executive Officer, of Liberte
                               Investors, an entity seeking new acquisitions. Mr. Enloe
                               currently serves as a director of Compaq, Leggett & Platt,
                               Inc., a diversified manufacturer of foam, plastic, steel and wire components for the automotive, home furnishings and
                               office equipment industries, SIXX Holdings, Incorporated, a restaurant company that operates the Patrizio Italian
                               restaurants in Dallas, Texas and Liberte Investors, Inc. Mr.
                               Enloe was initially elected as a director of the Company by the Board of Directors on April 30, 1998.
Brian E. McManus               Mr. McManus has been a Portfolio Manager for Q Investments
  Age 60 1998                  of Fort Worth, Texas since August 1999. From 1990 to August
                               1999, Mr. McManus was an investment manager for Taylor &
                               Co., an investment consulting firm. Mr. McManus was
                               initially elected as a director of the Company by the Board of Directors on September 11, 1998.
Norman J. Metcalfe             Mr. Metcalfe has served as managing director of a private
  Age 57 1997                  investment and consulting firm since January 1977. Mr.
                               Metcalfe serves as a director of Tejon Ranch Co., a land
                               development and agribusiness company. From February 1993 to
                               December 1996, Mr. Metcalfe served as Vice Chairman and
                               Chief Financial Officer of The Irvine Company.

                       CLASS I DIRECTORS WITH TERMS EXPIRING IN 2001
Richard J. Campo               Mr. Campo has been Chairman of the Board and Chief Executive
  Age 45 1997                  Officer of Camden Property Trust, a self-administered,
                               self-managed real estate investment trust based in Houston,
                               Texas, since May 1993. Mr. Campo has over twenty years of
                               experience in the real estate industry.
David C. Shindeldecker         Mr. Shindeldecker has been Chairman and Chief Executive
  Age 51 1994                  Officer of Northwest Bancorporation Inc. since June 1988. In addition, he currently serves as President and Co-Chief
                               Executive Officer of Redstone, Inc., general partner of
                               Redstone, and has served as an executive officer and
                               director of Redstone, Inc. since 1994. Redstone and
                               Northwest Bancorporation Inc. are affiliates of each other.
                               Mr. Shindeldecker has also served as an executive officer
                               and director of numerous entities that are affiliated with
                               Redstone and/or its predecessor entities since 1989. He
                               currently serves as a director of Northwest Bank, N.A.

              ORGANIZATION AND REMUNERATION OF BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee.

     The Audit Committee reviews with the Company's independent auditors the scope of their annual and interim examinations and consults with the auditors during any audit when appropriate. The Audit Committee is also responsible for appraising the effectiveness of the audit effort, determining that no restrictions were placed by management on the scope of the examination or its implementation, inquiring into the effectiveness of the Company's accounting and internal control functions, exercising supervision over the Company's policies that permit improper or illegal payments, reporting to the Board of Directors on the results of the Committee's activities and recommending any changes in the appointment of the independent auditors which the Committee deems to be in the best interests of the Company and its stockholders. The Audit Committee held one meeting during the fiscal year ended December 31, 1999. The current members of the Audit Committee are Messrs. Campo and McManus.

     The Compensation Committee determines the cash compensation of the officers of the Company. The Compensation Committee held one meeting during the fiscal year ended December 31, 1999. The current members of the Compensation Committee are Messrs. Campo, Metcalfe and Solomon.

     The Stock Option Committee administers the Company's 1997 Stock Option Plan. The Stock Option Committee held one meeting during the fiscal year ended December 31, 1999, and also acted from time to time by unanimous written consent. The current members of the Stock Option Committee are Messrs. Campo, Metcalfe and Solomon.

     The Board of Directors held six meetings during the fiscal year ended December 31, 1999, and also acted from time to time by unanimous written consent. During 1999, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board and all committees on which he served.

     Each director who is not an officer or employee of the Company or any of its subsidiaries or affiliated with Redstone (each, an "Outside Director") is eligible to receive, (i) as of the date of each annual meeting of stockholders, at the election of the Outside Director either (a) a cash retainer of $25,000 or
(b) options to purchase (at an exercise price equal to the fair market value of the Common Stock on the date of grant) a number of shares of Common Stock equal to $25,000 divided by one-half of the closing price of the Common Stock on the date of grant, and (ii) at the time that the Company grants annual stock options to its employees, options to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table presents summary information concerning compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 1999 (together, the "Named Executive Officers") for the periods indicated for services rendered to the Company and its subsidiaries.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                  ANNUAL COMPENSATION        AWARDS
                                                -----------------------   ------------
                                                                           SECURITIES
                                                                           UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR    SALARY       BONUS         OPTIONS      COMPENSATION
      ---------------------------        ----   --------   ------------   ------------   ------------
Thomas J. Depping......................  1999   $349,500            --     101,067(1)     $ 8,089(2)
  President, Chairman of the Board and   1998    250,000   $350,000(3)             --       5,000(2)
  Chief Executive Officer                1997    239,250            --     587,536(4)      12,750
Sandy B. Ho............................  1999    200,000     47,880(5)      25,000(1)       8,333(2)
  Executive Vice President, Chief        1998    185,000    100,000(3)      60,000(6)       5,000(2)
  Financial Officer and Asst. Secretary  1997    160,000            --     178,941(7)       4,750(2)
Michael A. Sabel(8)....................  1999    249,999     53,201(5)      55,000(1)       8,750(2)
  Executive Vice President and Chief     1998    148,437            --     804,521(9)             --
  E-Commerce Officer
E. Roger Gebhart(10)...................  1999    165,667     48,878(5)      45,000(1)      10,000(2)
  Executive Vice President, Capital      1998    112,925    100,000(3)      45,000(11)      4,517(2)
  Markets and Treasurer                  1997     86,050    100,000         50,000(12)      3,442(2)
David L. Pederson(12)..................  1999    204,375     53,200(5)      45,000(1)       6,750(2)
  Executive Vice President and Chief     1998    110,738     82,500(3)      45,000          3,063(2)
  Information Officer

---------------

 (1) Consists of options granted in 2000 based upon the Named Executive Officer's performance during 1999.

 (2) Consists of amounts contributed by the Company on behalf of the Named Executive Officer to the Company's 401(k) plan.

 (3) This amount was paid during 1999 based upon the Named Executive Officer's performance during 1998.

 (4) Includes 220,000 options that were granted in 1998 based upon Mr. Depping's performance during 1997 and in lieu of a cash bonus.

 (5) This amount was paid during 2000 based upon the Named Executive Officer's performance during 1999.

 (6) Includes 50,000 replacement options granted in November 1998 upon cancellation of 50,000 options previously granted in March 1998.

 (7) Includes 50,000 options that were granted in 1998 based upon Ms. Ho's performance during 1997 and in lieu of a cash bonus. Such options were subsequently cancelled and replaced. See footnote (6) above.

 (8) Mr. Sabel's employment with the Company began as of May 27, 1998.

 (9) Includes 500,000 options granted upon commencement of Mr. Sabel's employment with the Company in May 1998. Also includes 304,521 replacement options granted in November 1998 upon cancellation of 449,041 of the options granted in May 1998.

(10) Mr. Gebhart's employment with the Company began as of May 19, 1997.

(11) Includes 35,000 replacement options granted in November 1998 upon cancellation of 35,000 options previously granted in March 1998.

(12) Includes 35,000 options that were granted in 1998 based upon Mr. Gebhart's performance in 1997. Such options were subsequently cancelled and replaced. See footnote (11) above.

(13) Mr. Pederson's employment with the Company began as of April 13, 1998.

                             OPTION GRANTS IN 1999

     No options were granted during 1999 to the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     No options were exercised during 1999 by the Named Executive Officers. The following table sets forth information concerning fiscal year-end option values:

                                                  NUMBER OF SECURITIES                VALUE OF
                                                  UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                    DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                               ---------------------------   ---------------------------
                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                               -----------   -------------   -----------   -------------
Thomas J. Depping............................    235,015        352,521      $1,341,512     $2,012,254
Sandy B. Ho..................................     63,577        125,364         545,640      1,005,948
Michael A. Sabel.............................    139,484        215,996         520,085      1,268,976
E. Roger Gebhart.............................     15,000         45,000         112,125        311,627
David L. Pederson............................      9,000         36,000          73,125        292,500

---------------

(1) Calculated as the difference between the aggregate fair market value of such options based on the last reported sale price of the Common Stock as of December 31, 1999 ($17.125 per share) and the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Thomas J. Depping effective as of May 20, 1997. Mr. Depping's employment agreement has an initial term of three years with an evergreen three year extension continuing after the initial term unless either the Company or Mr. Depping gives 90 days' notice of termination. Pursuant to his employment agreement, Mr. Depping is entitled to receive an annual salary of not less than $250,000. In addition, if the agreement is terminated without cause by the Company, or with cause by Mr. Depping (including certain changes in control of the Company), the Company is obligated to pay Mr. Depping a termination fee equal to three times the amount of Mr. Depping's then-current annual rate of total compensation. In addition, the agreement contains a covenant prohibiting Mr. Depping from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

     The Company has an employment agreement with Ms. Sandy B. Ho effective as of April 1, 1998. The employment agreement has an initial term of three years with an evergreen three year extension continuing after the initial term unless either the Company or Ms. Ho gives 90 days' notice of termination. Pursuant to the agreement, Ms. Ho is entitled to receive an annual base salary of not less than $185,000. If the agreement is terminated without cause by the Company, the Company is obligated to pay Ms. Ho termination fees equal to the aggregate of three times her annual salary and three times the bonus received by Ms. Ho for the year immediately preceding such termination (each paid over a period of 36 months), and an additional lump sum equal to the bonus received by Ms. Ho for the year immediately preceding her termination as prorated for the number of days in the year prior to such termination. In the event of a "Change in Control" of the Company, Ms. Ho may terminate the agreement and receive an amount equal to her annual salary plus a bonus equal to the bonus she received for the year immediately preceding such termination or the bonus she received in the year immediately preceding the change in control, whichever is greater. The agreement contains covenants prohibiting Ms. Ho from competing with the Company for a period of one year following the termination of her employment with the Company. The agreement also provides for customary benefits and perquisites.

     The Company has an employment agreement with Mr. Michael A. Sabel effective as of May 27, 1998. Mr. Sabel's employment agreement has a term of five years. Pursuant to his employment agreement, Mr. Sabel is entitled to receive an annual salary of not less than $249,999. If the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Sabel a termination fee (over a period of twelve months) equal to the aggregate of Mr. Sabel's annual salary plus the bonus he received for the year immediately preceding such termination. In the event of a "Change in Control" of the Company, the Company is obligated to pay Mr. Sabel an amount equal to 2.99 times the amount of cash compensation paid to Mr. Sabel for the year immediately preceding the Change in Control, subject to certain adjustments. In addition, the agreement contains a covenant prohibiting Mr. Sabel from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

     The Company has an employment agreement with Mr. David L. Pederson effective as of April 13, 1998. Mr. Pederson's employment agreement has a term of five years. Pursuant to his employment agreement, Mr. Pederson is entitled to receive an annual salary of not less than $175,000. If the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Pederson a termination fee equal to the balance of the base compensation due Mr. Pederson over the remaining portion of the five-year term of the agreement (payable, at the discretion of the Company, on a monthly basis). If Mr. Pederson's employment is terminated following the acquisition of the Company by another entity where the Company is not the surviving entity, Mr. Pederson is entitled to receive a termination fee equal to the amount of his base salary due over the remaining months in the five-year term of the employment agreement. In addition, the agreement contains a covenant prohibiting Mr. Pederson from competing with the Company following the termination of his employment with the Company until the earlier of (i) if Mr. Pederson is terminated without cause by the Company, a period of one year after the period through which the Company agrees to pay Mr. Pederson's termination fee, or (ii) the expiration of six years from the date of the employment agreement. The agreement also provides for customary benefits and perquisites.

     The Company has an employment agreement with Mr. E. Roger Gebhart effective as of October 13, 1998. Mr. Gebhart's employment agreement has a term of three years. Pursuant to his employment agreement, Mr. Gebhart is entitled to receive an annual salary of not less than $130,000. If the agreement is terminated without cause by the Company, the Company is obligated to pay Mr. Gebhart a termination fee equal to 125% of twelve months of Mr. Gebhart's base compensation then in effect. In addition, the agreement contains a covenant prohibiting Mr. Gebhart from competing with the Company for a period of one year following termination of his employment with the Company. The agreement also provides for customary benefits and perquisites.

                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Company's Board of Directors has established a Compensation Committee (the "Compensation Committee") and a Stock Option Committee (the "Stock Option Committee" and together with the Compensation Committee, the "Committees"), each of which is currently comprised of the same three outside directors named below. The Compensation Committee is generally responsible for considering and approving compensation arrangements for the Company's senior management, including its executive officers. The Stock Option Committee is responsible for administering the Company's 1997 Stock Option Plan. The Committees' principal objectives in establishing compensation arrangements for senior management are to: (i) attract, retain and motivate key executives who are important to the continued success of the Company and the accomplishment of its business objectives, and (ii) provide strong financial incentives for executives to enhance stockholder value.

     The primary components of the Company's executive compensation program for 1999 were annual cash compensation, consisting of base salary and possible cash bonus awards, and stock options.

     Base Salaries. The minimum base salary of each executive officer is provided for in such officer's employment agreement. The Compensation Committee considers appropriate increases in base salaries of the Company's executive officers based on individual performance, comparative industry compensation levels and other relevant considerations. The Compensation Committee believes that the base salaries of its executive officers are generally below those of comparable executive positions in the financial services industry.

     Cash Bonus Awards. Each executive officer of the Company, other than Mr. Depping, is eligible to receive a cash bonus pursuant to the provisions of the Company's 1999 Senior Management Short-term Incentive (Bonus) Plan (the "Executive Plan"). The objectives of the Executive Plan are to focus the Company's executive officers on financial and operational goals essential to the success of the Company, reward executive officers when performance goals are attained and provide competitive levels of incentive opportunity.

     There are three elements of performance under the Executive Plan: (i) financial performance, measured by the Company's attainment of objective targets with respect to earnings per share and size of lease portfolio, (ii) operational performance, measured by the Company's attainment of objective targets with respect to delinquency statistics and loss statistics, and (iii) individual performance, measured by each executive officer's attainment of pre-established individual objectives identified for such executive officer, as determined by a subjective evaluation of the executive officer's performance by the Chief Executive Officer or the Board of Directors.

     The financial performance measures constitute 60% of the executive officer's award and the operational performance measures constitute 40% of the award. The individual performance measures respect a multiplier (between .8 and 1.2) that is applied to the total award determined under the financial and operational measures. No incentive is paid if the threshold level of performance is not satisfied with respect to (i) the executive officer's individual performance measures, or (ii) both the Company's financial and operational performance measures.

     The measures and targets of the Executive Plan are reviewed regularly and adjusted as necessary. The Compensation Committee believes that the use of cash bonus awards provides executive officers the opportunity to earn a significant part of their annual cash compensation in the form of incentive compensation.

     Stock Options. All executive officers are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide long-term equity incentives to participants to maximize stockholder value. The Committees believe that equity ownership by executive officers provides a strong incentive to maximize stockholder value and thereby aligns the interests of such officers with those of the stockholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 1999, Mr. Depping received a base salary of $349,500. In addition, Mr. Depping was awarded, as of January 3, 2000, options exercisable for 101,067 shares of the Company's Common Stock pursuant to the Company's 1999 CEO Long-term Compensation Plan (the "CEO Plan").

     The provisions of the CEO Plan permit Mr. Depping to receive options to purchase the Company's Common Stock based on the Company's performance and Mr. Depping's individual performance, as measured by the Company's attainment of objective targets with respect to earnings per share and size of lease portfolio, (ii) operational performance, measured by the Company's attainment of objective targets with respect to delinquency statistics and loss statistics, and (iii) individual performance, measured by Mr. Depping's attainment of pre-established individual objectives, as determined by a subjective evaluation of Mr. Depping's performance by the Board of Directors.

     The financial performance measures constitute 60% of Mr. Depping's award and the operational performance measures constitute 40% of the award. The individual performance measures represent a multiplier (between .8 and 1.2) that is applied to the total award determined under the financial and operational measures. No options are awarded if the threshold level of performance is not satisfied with respect to (i) Mr. Depping's individual performance measures, or (ii) both the Company's financial and operational performance measures.

     The Compensation Committee believes that, as a result of the stock option awards to Mr. Depping pursuant to the CEO Plan, a substantial portion of Mr. Depping's overall compensation is influenced by the Company's performance and is tied directly to the creation of stockholder value.

DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR

     Internal Revenue Code section 162(m), in general, precludes a public corporation from claiming a tax deduction for compensation in excess of $1 million in any taxable year for any executive officer named in the summary compensation table in such corporation's proxy statement. Certain performance-based compensation is exempt from this tax deduction limitation. The Compensation Committee's policy is to structure executive compensation in order to maximize the amount of the Company's tax deduction. However, the Compensation Committee reserves the right to deviate from that policy to the extent it is deemed necessary to serve the best interests of the Company and its stockholders.

                                            Respectfully Submitted:

                                            The Compensation Committee and
                                            The Stock Option Committee

                                            Richard J. Campo
                                            Norman J. Metcalfe
                                            David L. Solomon

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Campo, Metcalfe and Solomon are the members of the Compensation and Stock Option Committees of the Board of Directors. No member of the Company's Compensation Committee or Stock Option Committee was an officer or employee of the Company or any of its subsidiaries during 1999 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company served as a director or member of the Compensation Committee or Stock Option Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee or Stock Option Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon completion of the Company's initial public offering in May 1997, the Company entered into a $5 million subordinated revolving credit facility with Redstone, with the commitment level thereunder decreasing by $1 million per year. Due to availability of funds under other facilities, it was determined that the revolving credit facility was no longer needed and was terminated in 1999, based upon mutual agreements of all parties involved. Advances under the subordinated revolving credit facility bore interest at 11.00% per annum.

     The Company and an affiliate of Redstone (the "Affiliate") are parties to an agreement dated December 20, 1996 (the "Referral Agreement") whereby the Affiliate may introduce potential lease customers or vendors of equipment to the Company. Pursuant to this agreement, the Company is required to pay a referral fee to the Affiliate equal to 5.0% of the total equipment cost funded for each lease the Company enters into with a customer referred to it by the Affiliate, which fee is consistent with referral fees paid by the Company to other referral sources. As of December 31, 1999, the Company had paid less than $1,000.00 to the Affiliate pursuant to the Referral Agreement.

     During 1998, in the ordinary course of business, the Company entered into lease financing agreements with Augusta Foods, LLC ("Augusta Foods"), the sole owner of Cafe Express Holdings ("Cafe Express"), which operates restaurants, for the financing of restaurant equipment. Augusta Foods and Cafe Express are affiliates of Redstone. Pursuant to Guaranty Agreements entered into in connection with these transactions, Redstone guaranteed payment of Augusta Foods' and Cafe Express' obligations under the leases. The aggregate amount of equipment financed pursuant to such leases during 1998 was approximately $6.2 million and during 1999 was approximately $1.1 million.

     During 1999, in the ordinary course of business, the Company entered into a lease agreement with Houstonian Golf, Ltd. ("Houstonian Golf"), for the financing of golf course maintenance equipment related to the Houstonian Golf Course located at the Houstonian Hotel, Club and Spa in Houston, Texas. Houstonian Golf is an affiliate of Redstone. Pursuant to Guaranty Agreements entered into in connection with this transaction, Redstone guaranteed payment of Houstonian Golf's obligations under the lease. The aggregate amount financed pursuant to the lease during 1999 was approximately $669,000.

     The Company believes that the terms of the foregoing transactions are no less favorable to the Company than the terms of any similar transaction that could have been obtained through arms-length negotiations with an unaffiliated third party.

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period during which the Common Stock was registered under Section 12 of the Exchange Act against the cumulative total return of the Nasdaq Total Return (U.S.) Index (the "Nasdaq Index") and the cumulative total return of the Nasdaq Financial Index (the "Nasdaq Financial Index") for the same period. The graph assumes an investment of $100 on May 15, 1997 in each of the Common Stock and the stocks comprising the Nasdaq Index and the Nasdaq Financial Index, and assumes reinvestment of dividends, if any.

                                     Graph

----------------------------------------------------------------------------------------------------------------
                                                 5/15/97*         12/31/97         12/31/98         12/31/99
----------------------------------------------------------------------------------------------------------------
 SierraCities.com Inc.                             100              222              153              214
 Nasdaq Index                                      100              118              162              291
 Nasdaq Financial Index                            100              139              136              122
 * The Company's Common Stock began trading publicly on May 15, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders also are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that are filed with the SEC.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                    AUDITORS

     Arthur Andersen, LLP has been selected as the Company's independent auditors for the 2000 fiscal year. Representatives of Arthur Andersen, LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

     A stockholder proposal to be presented at the 2001 Annual Meeting must be received at the Company's executive offices by no later than December 9, 2000, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

     Under the Company's Restated Certificate of Incorporation, in order for a stockholder to propose business (including to nominate a candidate for director) to be considered at the 2001 Annual Meeting, timely notice must be given in writing to the Corporate Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company no later than 60 days before the Annual Meeting or 10 days after the notice of the meeting is sent to stockholders, whichever is later. Such notice must provide certain information as specified in the Restated Certificate of Incorporation regarding the stockholder giving the notice and the nature of the business to be proposed. Such notice is separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                            By Order of the Board of Directors

                                            /s/ ALAN L. LANGUS

                                            Alan L. Langus
                                            Corporate Secretary, Executive Vice
                                            President and General Counsel

April 7, 2000

                             SIERRACITIES.COM INC.
                         600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002


               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                       DIRECTORS OF SIERRACITIES.COM INC.
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2000.

     The undersigned stockholder(s) of SierraCities.com Inc. ("SierraCities.com"), formerly First Sierra Financial, Inc., hereby constitute(s) and appoint(s) Thomas J. Depping and Alan L. Langus and each of them acting individually, with full power of substitution and revocation, the true and lawful attorneys and proxies of the undersigned to vote all shares of the common stock, par value $.01 per share, of SierraCities.com (the "SierraCities.com Common Stock") owned by or of record in the name of the undersigned, at the Annual Meeting of the Stockholders of SierraCities.com to be held on May 9, 2000 at the Chase Center Auditorium at 601 Travis Street, Houston, Texas (the "Annual Meeting"), or at any adjournments or postponements thereof, for the purposes listed on the reverse side hereof.

     This Proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE OF THIS PROXY. This Proxy may be revoked at any time before it is voted at the Annual Meeting by (i) executing and returning a proxy bearing a later date,
(ii) filing written notice of such revocation with SierraCities.com at 600 Travis Street, Suite 7050, Houston, Texas 77002, Fax Number 713/221-1818,
Attention: Alan L. Langus c/o Sharron Reed, or (iii) attending the Annual Meeting and voting in person.

                 Continued and to be signed on the reverse side

--------------------------------------------------------------------------------

                             SIERRACITIES.COM INC.
 PLEASE MARK YOUR VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


THE BOARD OF DIRECTORS OF SIERRACITIES.COM UNANIMOUSLY
RECOMMENDS A VOTE FOR ITEM 1.

Item 1. Election of Directors
        Two Class III directors are to be elected to serve until SierraCities.com's annual meeting in 2003
        The nominees are 01 Thomas J. Depping and 02 David L. Solomon.

                     WITHHOLD AUTHORITY
       FOR all          to vote for         FOR all nominees, except
       nominees         all nominees        vote withheld for those named below:
         [ ]                [ ]             [ ]

Should any other matters requiring a vote of the stockholders arise, the attorneys above are authorized to vote the same in accordance with their best judgment in the best interest of SierraCities.com. Management is not aware of any matter that is to be presented for action at the meeting other than the Election of Directors as set forth herein.

   INSTRUCTIONS: To withhold vote for any individual nominee, write that nominee's name in the space provided below.

   ____________________________________________________________________________

                                      MARK HERE FOR ADDRESS CHANGE         [ ]
                                      AND NOTE AT LEFT

                                      Please mark date sign exactly as your
                                      name(s) appear(s) at left and return in
                                      the enclosed envelope. If acting as
                                      attorney, executor, administrator,
                                      trustee, guardian, etc., please give full title. If the signer is a corporation, please sign the full corporate name, by fully authorized officer. If shares are held jointly, each stockholder named should sign.

                                      SIGNATURE:

                                      __________________________________________

                                      DATE:

                                      __________________________________________

                                      SIGNATURE:

                                      __________________________________________

                                      DATE:

                                      __________________________________________


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